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Exhibit 10.32

(Translation)

Agreement for Transfer of Business Right

        K.K. Mac ("MAC") and K.K. Alpha Tech Pacific ("API") hereby enter into the following agreement in connection with the transfer of all of the MAC's business distributing API products within Japan (including exclusive distributorship for API's products in Japan, the existence of which is recognized by API; the "Business"):

Article 1 (Transfer of Business Right)

        1.     Both parties have agreed that MAC shall transfer the business right over all of its Business to API, and API shall accept it (the "Transfer of Business").

        2.     The Transfer Date shall be August 1, 2005 (the "Transfer Date"), provided, however, that the Transfer Date may be changed with an agreement between both parties.

Article 2 (Transferred Assets)

        The assets subject to the Transfer of Business (the "Transferred Assets") shall be all of the assets relating to the Business held by MAC as of the Transfer Date (including inventory of commodities and tools, office equipments concerning the Business, furniture, fixings, distributorship agreement, contractual relationship regarding office, vehicle, office machine or security agreement, and business rights such as the above mentioned exclusive distributorship or customer information).

Article 3 (Liabilities to be Succeeded)

        Both parties confirm that the liabilities subject to the Transfer of Business (the "Liabilities to be Succeeded") shall be limited to those as of the Transfer Date as described in the attached list of the liabilities.

Article 4 (Transfer Price)

        The transfer price shall be 350,000,000 yen (including consumption tax).

Article 5 (Payment)

        1.     API shall remit the above transfer price to the bank account designated by MAC by August 19, 2005.

        2.     If API fails to pay the above amount, API shall pay delinquency charges at 15% per annum.

Article 6 (Delivery Date and Succession Date)

        Delivery date of the Transferred Assets and succession date of the Liabilities to be Succeeded shall be the Transfer Date. Provided that, if necessary on procedural grounds, the delivery date and the succession date may be changed with mutual consultation between both parties.

Article 7 (Limitation on Change of or Addition to Assets)

        1.     If MAC intends to make a material change to the assets to be transferred under this Agreement after the execution date hereof until the Transfer Date, MAC shall obtain a prior approval of API.

        2.     API shall not require MAC to purchase the products for which MAC has placed written orders against API but has not yet delivered to MAC by July 31.

Article 8 (Procedures for Transfer)

        Both parties shall take, at API's own expense, the procedures for registration, enrollment, notice or any other procedures necessary for transfer of the Transferred Assets or the Liabilities to be Succeeded without delay after the Transfer Date.

Article 9 (Treatment of Employees)

        MAC shall complete, on the Transfer Date, the retirement procedures for the employees who resign MAC at the time of the Transfer of the Business.

        API shall give an appointment letter by the execution date hereof to those who quit MAC at the time of the Transfer of the Business and move to API, and shall enter into employment agreements with them on the Transfer Date. Provided that, if necessary on procedural grounds, the resignation date and the hire date may be changed with mutual consultation between both parties.

Article 10 (Termination)

        1.     If any of the follow events occurs until the Transfer Date, API may terminate this Agreement by giving written notice to in-person MAC.

  (1)
  if, during the period from the execution of this Agreement to the Transfer Date, some material changes are made to, or likely to be made to, financial conditions or asset positions of MAC for any reasons and it is deemed impossible or highly difficult for API to accomplish the purposes of the Transfer of Business;

  (2)
  if, as a result of the accounting audit, any material issues regarding financial conditions or asset positions, which have not been disclosed prior to the execution of this Agreement, are identified and it is deemed impossible or highly difficult for API to accomplish the purposes of the Transfer of Business; or

  (3)
  if the Business of MAC is significantly restricted and continuation of sound management of the Business is, or is likely to be, impaired due to laws and ordinances, direction, orders and requirements from administrative agencies, judgments, decisions or any other similar procedures of courts and claims by third parties.

        2.     If API materially breaches any of the provisions of this Agreement, MAC may terminate this Agreement by giving written notice to API.

Article 11 (Non-Competition)

        1.     MAC shall not engage in competitive business within one (1) year after the Transfer Date unless this Agreement is terminated after its execution.

        2.     MAC may maintain relationships with the customers with whom the sales department of MAC has engaged in the transactions similar to the Business, and API shall not consider such transactions to be competitive and shall not have them subject to duty of non-competition.

Article 12 (Duty of Due Care)

        1.     MAC shall manage the Transferred Assets with the due care of a good manager and maintain ordinary operating conditions of the Assets until the Transfer Date.

        2.     MAC shall make efforts to keep the management of the organizations relating to the Business of MAC until the Transfer Date.

        3.     MAC shall not conduct any act which has a material impact on the Business until the Transfer Date.

Article 13 (Confidentiality)

        1.     Neither MAC nor API shall disclose, regardless of its disclosing method or purposes, the information of the other party obtained through the negotiation or from the contents of this Agreement to any third party other than their respective certified public accountants, attorneys-at-law and the advisors without written approval of the other party for the period from the acquisition of the information to three (3) years after the execution of this Agreement, and shall disclose such information for the purposes other than those set forth in this Agreement. Provided that such confidential information shall not include any information which becomes publicly available through no fault of the receiving party, which the receiving party has already known at the time of disclosure, which is received by the receiving party without any obligation of confidentiality, and which is required to be disclosed under laws and ordinances.

        2.     Neither party shall disclose the contents of this Agreement, and if it is necessary to disclose them, both parties shall do so after mutual consultation.

Article 14 (Cooperation)

        1.     MAC shall make efforts to cooperate with API's operations even after the Transfer of Business.

        2.     MAC shall not have any contact with those who work for MAC until the Transfer Date and move to API at their own will at the time of the Transfer of Business within three (3) years after the Transfer of Business through employment with companies operated by MAC or a third party, and shall not solicit such employment.

Article 15 (Shareholders' Meeting to Approve the Agreement for Transfer of Business Right)

        Both parties agree that the date of the shareholders' meeting to be convened for approval of this Agreement shall be July 15, 2005, provided, however, that, if necessary, such date may be changed with mutual consultation between both parties.

Article 16 (Exclusive Jurisdiction)

        Any disputes between the parties of this Agreement shall be subject to the exclusive jurisdiction of first instance to the Tokyo District Court of Japan.

Article 17 (Good Faith)

        Both parties shall in good faith make efforts to accomplish the Transfer of Business in accordance with the provisions of this Agreement. Any doubt arising from the matters on or the interpretation of this Agreement shall be resolved amicably through good faith consultation between both parties.

Article 18 (Special Matters)

        If the Transfer Date is delayed from August 1, 2005, both parties shall settle a resulting balance at the end of each month.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate and retain one copy each, after affixing their respective names and seal impressions.

August [1], 2005

MAC:	3, Odori-higashi 2-chome, Chuo-ku, Sapporo-shi K.K. Mac Representative Director, Wataru Yoshida	seal
API:	51-10, Honcho 2-chome, Nakano-ku, Tokyo K.K. Alpha Tech Pacific Representative Director, Gen Yoshimi	seal

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Agreement for Transfer of Business Right